Exhibit 2(b)

AGREEMENT OF PRESENCE

BETWEEN THE UNDERSIGNED:

The American corporation F.P.C. France Limited with a capital of $1,000 having its head office at 520 N.E. 122nd Avenue, Portland, Oregon 97230, represented by Mr. Dan Spalding, vice president,

Hereafter named “FPC FRANCE LTD”,

on one hand,

AND

The corporation F.P.C. France, simplified share society in the course of organization, with a capital of 38,200 Euros, and a head office at 14 Avenue de la Grand Borne - 77990 Le Mensil Amelot, registered on the business and corporation registry of Meaux, represented by M. Eric Goethals, acting as president, and by M. Philip Blouin, acting as founding shareholder,

Hereafter named “Buyer”

on the other hand,

RECITALS

1 — FPC FRANCE LTD has invented and tested an original commercial process involving installing photocopiers on the premises of third parties. This knowledge is at the beginning of becoming an actual commercial success.

2 — FPC was formed with the goal of carrying on a business of locating photocopiers on the premises of third parties. FPC wishes to benefit from the experience and knowledge of FPC FRANCE LTD within its territory.

FPC represents that it has full knowledge of the business of FPC FRANCE LTD.

As a result, FPC FRANCE LTD and FPC want to develop collaboration with a goal of transmitting the knowledge of FPC FRANCE LTD.

This agreement is not intended to create a subsidiary or common enterprise. Each party will retain its own management and administration.

This agreement will preserve the independence of the parties and will not create any agency or subordination agreement between the parties.

NOW THEREFORE, IT IS AGREED

Article 1. - Goal of the Contract

FPC FRANCE LTD obligates itself to transmit to FPC, which will accept it, the knowledge defined in article 2 of the recitals during the period of this contract.

Article 2. - Definition of the Contract Knowledge

The knowledge of FPC FRANCE LTD consists of the process of installing, “commercializing, and managing the logistics of photocopiers placed in position with a network of commercial businesses with a view of selling single photocopies.

It is equally expressly agreed in this contract that FPC FRANCE LTD will provide a profit to FPC from the rates (charges) that it can negotiate with its suppliers.

Article 3. -Territory

This contract covers the exploitation of FPC’s business knowledge in all French territory.

Article 4. - Obligations of FPC FRANCE LTD.

1             Transmission of knowledge - FPC FRANCE LTD will transmit to FPC the knowledge in the fashion that follows:

1-1        FPC FRANCE LTD will periodically send to FPC documentation about its business knowledge and its commercial practices.

1-2           FPC FRANCE LTD will organize every year a training session of the technical personnel of FPC, during which they will learn information and techniques relating to this business knowledge.

3              Technical Assistance — FPC FRANCE LTD will bring to FPC upon request useful technical advice to put the knowledge to work.

4              Exclusivity — FPC FRANCE LTD will not contract with any third party within the above-defined territory, any agreement having for its goal the transmission of all or some of the described knowledge, under any form, during the period of this contract, subject to liability for paying damages for its torts.

5              Guaranties — FPC FRANCE LTD does not give any guaranty (warranty) other than that it will do as promised and that the knowledge exists.

It will not be responsible for injury resulting in any fashion from FPC’s use or cessation of use of the knowledge.

It indemnifies FPC against all damages resulting from its act.

It will indemnify FPC against all damage resulting from technical deficiencies in the knowledge resulting from hidden defect.

It states that as of this date, the putting into practice of the contract acknowledged is not burdened by any technical difficulty or contra indication.

It declares t hat to its knowledge, no operating business has developed similar knowledge.

6              Confidentiality — FPC FRANCE LTD undertakes, while this contract is in force and after its expiration or termination, for whatever reason, to keep confidential all technical information, commercial information, financial information, or other information connected with the activity of FPC.

It undertakes to make sure all of its employees respect this obligation.

Article 5. - Obligations of FPC

1              Use — During this period of this contract, FPC will act in accordance with the knowledge communicated to it.

2              Information — FPC will furnish to FPC FRANCE LTD during the period of this contract each half year, the sales figures realized from the knowledge.

It will communicate with FPC FRANCE LTD accounting data to support its reported sales.

3              Corrections — FPC will give to FPC FRANCE LTD without payment all information relating to corrections and improvements which it can bring to the contracted knowledge..

4              Confidentiality — FPC will not divulge any information relating to the activity of FPC FRANCE LTD which may be received in the course of carrying out this contract, and will keep secret all original techniques relating to the knowledge, during this contract and without limitation afterward.

It will make sure that this obligation is respected by its employees and subcontractors.

5              Noncompetition — FPC will not engage in any competing activity to exploit the knowledge during the period of this contract.

 Article 6. - Royalties.

This contract is agreed based on the payment by FPC of:

•              A royalty of 5%, calculated on the sales excluding taxes that FPC realizes from this day during the contract.

This royalty will be payable half yearly, 30 days after establishment of the sales figures on the following dates:

•   January 1, and

•   July 1.

Article 7. - Duration and Renewal

This contract is agreed to for a period of 7 years starting July 1, 2002, and to end June 30, 2009.

When the contract expires, it may be renewed by silent agreement of the parties for successive periods of one year each, unless one party to the other in the following means that it does not wish to renew.

The party that wants to end the contract at its expiration date must send a registered letter, return receipt requested, or by personal service of a bailiff, to the other party of its decision at least three months before the ending date.

Article 8. — Transfer of the Contract.

This contract is made “intuitu personae” and cannot be assigned in any way, in whole or in part, free or with obligations, without the prior express written consent of the other party.

In case of merger, absorption, splitting, or spin-off, in case of modification of the managing organizations, or of the transfer of a majority of the voting rights of FPC, in case of any change of the business of the aforesaid corporation, FPC FRANCE LTD will have the right to terminate this contract.

Article 9. -Termination

In case a party does not fulfill one of its obligations, this contract may be terminated 15 days after notice of the default if not cured.

This termination will be a -wrong of the party having the duty to carry out the unfulfilled obligation, except in case of force majeure.

Effect of expiration or termination -

9-1           No damage may be required by one of the parties in case the contract is terminated, except against the party who, by not fulfilling its obligation, caused the termination of the contract.

9-2           When the contract expires, or when termination takes effect, FPC will return to FPC FRANCE LTD all documents it has belonging to FPC FRANCE LTD.

On expiration or termination, FPC will immediately cease to use the contract acknowledge.

Article 10. — Lawsuits.

This contract is made under French law.

All differences relating to the validity, interpretation and carrying out of this contract will be submitted to a court of competent jurisdiction located at the head office of FPC.

Article 11. — Election of Domicile.

For the carrying out of this contract and whatever follows, the parties select domicile in the places of their respective head offices indicated at the head of this agreement.

Made at Le Mensil Amelot
September 27, 2001
In two copies

FPC FRANCE LTD	FPC

Dan Spalding	Eric Goethals
Philip Blouin